                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY


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                          SECURITIES PURCHASE AGREEMENT

                                      among

                    THE INVESTORS NAMED ON SCHEDULE I HERETO,


                                 BIZWATCH, INC.

                                       and

                   THE MANAGING FOUNDERS (as defined herein).




                                DECEMBER 11, 1997

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





                                   TABLE OF CONTENTS
                                   -----------------
SECTION 1.  PURCHASE AND SALE OF SECURITIES .............................................1

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE MANAGING
                    FOUNDERS AND THE COMPANY ............................................2
     2.1.   Corporate Organization ......................................................2
     2.2.   Subsidiaries ................................................................3
     2.3.   Capitalization ..............................................................3
     2.4.   Corporate Proceedings, etc. .................................................3
     2.5.   Consents and Approvals ......................................................4
     2.6.   Absence of Defaults, Conflicts, etc..........................................4
     2.7.   Financial Statements ........................................................4
     2.8.   Absence of Certain Developments .............................................4
     2.9.   Financial Projections .......................................................5
     2.10.  Compliance with Law .........................................................5
     2.11.  Litigation ..................................................................5
     2.12.  Material Contracts ..........................................................6
     2.13.  Absence of Undisclosed Liabilities ..........................................6
     2.14.  Employees ...................................................................7
     2.15.  Tax Matters .................................................................7
     2.16.  Employee Benefit Plans ......................................................8
     2.17.  Intellectual Property .......................................................8
     2.18.  Title to Tangible Assets ...................................................10
     2.19.  Sufficiency of Assets and Employees ........................................10
     2.20.  Condition of Properties ....................................................10
     2.21.  Insurance ..................................................................10
     2.22.  Transactions with Related Parties ..........................................11
     2.23.  Interest in Competitors ....................................................11
     2.24.  Registration Rights ........................................................11
     2.25.  Exchange Act Registration ..................................................11
     2.26.  Environmental Matters ......................................................11
     2.27.  Private Offering ...........................................................13
     2.28.  Brokerage ..................................................................13
     2.29.  Illegal or Unauthorized Payments; Political Contributions ..................13
     2.30.  Material Facts .............................................................14

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS ............................14

SECTION 4.  ADDITIONAL COVENANTS OF THE PARTIES ........................................15
     4.1.   Resale of Securities .......................................................15
     4.2.   Covenants Pending Closing ..................................................16
     4.3.   Further Assurance ..........................................................16
     4.4.   Guarantees of Distribution Agreements ......................................16

SECTION 5.  INVESTORS' CLOSING CONDITIONS ..............................................17
     5.1.   Representations and Warranties .............................................17
     5.2.   Compliance with Agreement ..................................................17
     5.3.   Officer's Certificate ......................................................17



                                       (i)

   5.4.   Netscape Agreement ...........................................................17
   5.5.   Infoseek Agreements ..........................................................17
   5.6.   Chief Financial Officer ......................................................18
   5.7.   Counsel's Opinion ............................................................18
   5.8.   Approval of Proceedings ......................................................18
   5.9.   Injunction ...................................................................18
   5.10.  Adverse Development ..........................................................18
   5.11.  Shareholders Agreement .......................................................18
   5.12.  Election of Directors ........................................................18
   5.13.  Employment Agreements ........................................................19
   5.14.  Management Stock Subscription Agreements .....................................19

SECTION 6. COMPANY CLOSING CONDITIONS ..................................................19
   6.1.   Representations and Warranties ...............................................19
   6.2.   Compliance with Agreement ....................................................19
   6.3.   Investors' Certificates ......................................................19
   6.4.   Infoseek Agreements ..........................................................19
   6.5.   Shareholders Agreement .......................................................20
   6.6.   Injunction ...................................................................20

SECTION 7. DISPOSITION OF INVESTOR SHARES ..............................................20

SECTION 8. COVENANTS ...................................................................21
   8.1.   Financial and Business Information ...........................................21
   8.2.   Inspection ...................................................................23
   8.3.   Confidentiality ..............................................................23
   8.4.   Conduct of Business and Maintenance of Existence .............................24
   8.5.   Compliance with Laws .........................................................24
   8.6.   Insurance ....................................................................24
   8.7.   Keeping of Books .............................................................24
   8.8.   Lost, etc. Certificates Evidencing Shares; Exchange ..........................25
   8.9.   Subrogation ..................................................................25

SECTION 9. INTERPRETATION OF THIS AGREEMENT ............................................25
   9.1. Terms Defined ..................................................................25
   9.2. Accounting Principles ..........................................................27
   9.3. Directly or Indirectly .........................................................27
   9.4. Governing Law ..................................................................27
   9.5. Paragraph and Section Headings .................................................27

SECTION 10. MISCELLANEOUS ..............................................................28
   10.1. Notices .......................................................................28
   10.2. Press Releases ................................................................28
   10.3. Expenses and Taxes ............................................................29
   10.4. Reproduction of Documents .....................................................29
   10.5. Termination and Survival ......................................................29
   10.6. Successors and Assigns ........................................................30
   10.7. Entire Agreement; Amendment and Waiver ........................................30
   10.8. Counterparts ..................................................................30



                                      (ii)

      EXHIBIT A       Certificate of Incorporation of the Company
      EXHIBIT B       Bylaws of the Company
      EXHIBIT C       Acquisition Agreement
      EXHIBIT D       License Agreement
      EXHIBIT E       Opinion of Company's Counsel
      EXHIBIT F       Shareholders Agreement
      EXHIBIT G       Management Stock Subscription Agreement

      Schedule  2.1     Investors' Equity Investment
      Schedule  2.3     Company's Capitalization
      Schedule  2.5     Consents
      Schedule  2.7     Pro Forma Balance Sheet
      Schedule  2.9     Financial Projections
      Schedule  2.12    Material Contracts
      Schedule  2.13    Undisclosed Liabilities
      Schedule  2.14    For Cause Employees
      Schedule  2.16    Employee Benefit Arrangements
      Schedule  2.17    Intellectual Property
      Schedule  2.21    Insurance Policies
      Schedule  2.22    Transactions with Related Parties
      Schedule  2.28    Brokerage Commissions
      Schedule  2.30    Additional Material Facts



                                      (iii)

                                 BIZWATCH, INC.

                          SECURITIES PURCHASE AGREEMENT

                SECURITIES PURCHASE AGREEMENT, dated as of December 11, 1997, by and among each of the Investors set forth on Schedule 2.1 hereto (the "Investors"); David C. Hoppmann, Jeff Massa, Peter McKee and Catherine Michela (collectively, the "Managing Founders"); and BizWatch, Inc., a Delaware corporation (after giving effect to the transactions contemplated hereby, the "Company").

                              W I T N E S S E T H:

                WHEREAS, Infoseek Corporation ("Infoseek") and the Managing Founders have acquired, or simultaneously with the transactions contemplated hereby will acquire, certain outstanding shares of common stock, par value $.001 per share, of the Company ("Common Stock") set forth opposite their names on
Schedule 2.1 hereto; and

                WHEREAS, the Investors shall purchase from the Company the number of shares of Common Stock set forth opposite their names on Schedule 2.1 hereto, upon the terms and subject to the conditions of this Agreement;

                WHEREAS, the assets and business of the Company were owned and operated by Infoseek prior to the Company's incorporation;

                NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the parties hereby agree as follows:

SECTION 1.        PURCHASE AND SALE OF SECURITIES

                (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the Company's, the Managing Founders' and the Investors' respective representations set forth below, on the Closing Date (as defined below) the Company shall sell to the Investors, and the Investors shall purchase from the Company, the number of shares of Common Stock at the aggregate cash purchase prices (each a "Purchase Price"), set forth opposite their respective names on Schedule 2.1 (such shares, collectively, the "Shares"). Such sales and purchases shall be effected on the Closing Date by the Company executing and delivering to each of the Investors, duly registered in its name, a duly executed stock certificate evidencing Shares being purchased by it, against delivery by the Investors to the Company of one half of the Purchase Price by wire transfer of immediately available funds to such account as the Company shall designate, not less than three Business Days prior to the Closing Date. The Investors shall deliver the balance of the Purchase Price on January 1, 1998 (or the next succeeding Business Day) by wire transfer of immediately available funds to such account as the Company shall designate, not less than three Business Days prior to such date.

                (b) The closing of such sale and purchase (the "Closing") shall take place at 10:00 A.M., New York City time, on December 11, 1997, or such other date as the Investors and the Company agree in writing (the "Closing Date"), at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York, or such other location as the Investors and the Company shall mutually select.

SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE MANAGING FOUNDERS AND THE
                 COMPANY

               Each of the Managing Founders and the Company, jointly and severally, represents and warrants to the Investors the following and that as of the Closing, after giving effect to the transactions contemplated by the Transaction Documents and the License Agreement, the following will be true and correct:

                2.1.    Corporate Organization

                (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as Exhibits A and B, respectively, are true and complete copies of the Certificate of Incorporation and Bylaws of the Company, as amended through the date hereof (collectively, the "Organizational Documents").

                (b) The Company has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted or as currently proposed to be conducted in the Proposal for Equity Partnership - - Corporate Information Division (the "Plan") previously made available to the Investors. The Company has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder.

                (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of, each jurisdiction in which the conduct of the Company's business as now conducted or as currently proposed to be conducted in the Plan previously made available to the Investors or the nature of the property owned requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties, prospects, profits or condition (financial or otherwise) of the Company (a "Material Adverse Effect").

                2.2.    Subsidiaries

                The Company has no subsidiaries and no interests or investments in any partnership, trust or other entity or organization.

                2.3.    Capitalization

                (a) As of the Closing Date, and after giving effect to the transactions contemplated hereby and by the other Transaction Documents, (i) the authorized capital stock of the Company will consist of 200,000 shares of Common Stock and 50,000 shares of preferred stock, par value $.001 per share and (ii) the issued and outstanding shares of capital stock of the Company will consist of 50,000 shares of Common Stock which will be held beneficially and of record by the persons and in the amounts set forth on Schedule 2.3.

                (b) All shares of capital stock of the Company outstanding immediately prior to the Closing have been duly and validly issued and are fully paid and non-assessable. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights therein described.

                (c) Except for the conversion rights which attach to the warrants, options and convertible securities which are listed on Schedule 2.3 hereto, on the Closing Date there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company nor will there be any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. No stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

                2.4.    Corporate Proceedings, etc.

                The Company has authorized the execution, delivery, and performance of the Transaction Documents and each of the transactions and agreements contemplated hereby and thereby. No other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance of the Transaction Documents, and upon such execution and delivery each of the Transaction Documents by each of the parties thereto, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares in accordance with this Agreement.

                2.5.    Consents and Approvals

                Except as set forth on Schedule 2.5, the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

                2.6.    Absence of Defaults, Conflicts, etc.

                The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby by the Company, and the issuance of the Shares will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement of the Company (collectively the "Key Agreements and Instruments"), or the Organizational Documents, or any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or businesses. No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any such Key Agreements and Instruments or in any license, permit or authorization to which the Company is a party or by which it may be bound.

                2.7.    Financial Statements

                The pro forma balance sheet of the Company as at December 10, 1997 (the "Balance Sheet Date") attached hereto as Schedule 2.7, fairly presents the financial position of the Company, as at the date thereof after giving effect to the transactions contemplated hereby on the pro forma basis set forth in the Notes thereto.

                2.8.    Absence of Certain Developments

                Since the Balance Sheet Date there has been no (i) material adverse change in the condition, financial or otherwise, of the Company or in its assets, liabilities, properties, or business or prospects, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) issuance of capital stock or options, warrants or rights to acquire capital stock (other than the rights granted to the Investors hereunder or those that are set forth on Schedule 2.3 hereto),
(iv) material loss, destruction or
damage to any property of the Company, whether or not insured, (v) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Company or any material change in its personnel or the terms and conditions of employment, (vii) waiver of any valuable right, (viii) loan or extension of credit to any officer or employee of the Company or (ix) acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by the Company otherwise than for fair value in the ordinary course of business.

                2.9.    Financial Projections

                The financial projections for the years ending December 31, 1997 through 1999 (the "Projections") attached hereto as Schedule 2.9, (i) reflect a good faith estimate of the Company and the Managing Founders as to the Company's expected financial results, which as set forth therein are reasonable, (ii) are based on reasonable assumptions and (iii) contain or are premised on all material facts of which the Company and Managing Founders are, or reasonably should be, aware.

                2.10.   Compliance with Law

                (a) The Company is not in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

                (b) The Company has not received notice of any violation of any such law, ordinance, rule, regulation, order or other legal requirement, nor is it in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Company or any of its assets, properties or operations.

                (c) The Company has all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, which if violated or not obtained might have a Material Adverse Effect. The Company has not been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

                2.11.   Litigation

                (a) There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or the Company's properties, assets or business. After reasonable inquiry of its employees, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. The Company is not subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

                (b) There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the properties, assets or business being transferred to the Company pursuant to the Acquisition Agreement. After reasonable inquiry, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding against Infoseek affecting its ability to perform its obligations under the Acquisition Agreement or which could reasonably be expected to result in a Material Adverse Effect.

                2.12.   Material Contracts

                Schedule 2.12 sets forth a true and complete list of each contract, agreement, instrument, commitment and other arrangement to which the Company is a party or otherwise relating to or affecting any of its assets, including without limitation, employment, severance or consulting agreements; loan, credit or security agreements; joint venture agreements and distribution agreements (each, a "Contract"). Each Contract is valid, binding and enforceable against the Company and, to the Company's best knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof.

                2.13.   Absence of Undisclosed Liabilities

                Except as disclosed on Schedule 2.13, neither the Company nor the Managing Founders has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, which have resulted, or could result, in liability to the Company, except current liabilities incurred, and obligations under agreements entered into, in the usual and ordinary course of business, none of which (individually or in the aggregate) could have a Material Adverse Effect.

                2.14.   Employees

                (a) The Company is in full compliance with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would not, in the aggregate, have a Material Adverse Effect. The Company is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company is filed or, to the best of the Company's knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the best of the Company's knowledge, threatened to be filed against the Company by any employee pursuant to any collective bargaining or other employment agreement to which the Company is a party or is bound which, individually or in the aggregate, could have a Material Adverse Effect. The Company is in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance will not have a Material Adverse Effect, and the Company has not received any complaints from any foreign, federal, state or local agency or regulatory body alleging violations of any such laws and regulations which; individually or in the aggregate, could have a Material Adverse Effect.

                (b) Except as set forth on Schedule 2.14, the employment of all Persons and officers employed by the Company is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company.

                2.15.   Tax Matters

                There are no Taxes due and payable by the Company which have not been paid. The provisions, if any, for Taxes on the balance sheet described in
Section 2.7 are sufficient for the payment of all accrued and unpaid Taxes of the Company whether or not assessed or disputed as of the respective dates of such balance sheets. The Company has duly filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company has not been subject to a federal or state Tax audit of any kind. All Taxes relating to periods ending on or before the Closing Date for which the Company may be liable under Treasury Regulations Section 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any "affiliated group" (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith). Any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with generally accepted accounting principles. The Company has no deferred gain or loss arising from any intercompany transactions, within the meaning of Treasury Regulations Section 1.1502-13. The Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters. The Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                2.16.   Employee Benefit Plans

                The Company has no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) covering former and current employees of the Company, and there are not any employee benefit plans under which the Company has any obligation or liability. Schedule 2.16 lists all material plans, contracts, bonuses, commissions, profit-sharing, savings, stock options, insurance, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or under which the Company has any obligation or liability (each, a "Benefit Arrangement"). True and complete copies of all Benefit Arrangements have been provided or made available to the Investors prior to the date hereof. The Benefit Arrangements are and have been administered in substantial compliance with their terms and with the requirements of applicable law. The Company's payments to current or former employees pursuant to the Benefit Arrangements are and have been fully deductible under the Code.

                2.17.   Intellectual Property

                Except as provided on Schedule 2.17, the Company owns, free and clear of all encumbrances, restrictions, liens, security interests and charges, and has good and marketable title to, or holds adequate licenses or otherwise possesses all such rights as are necessary to use, all patents (and applications therefor), patent disclosures, trademarks, service marks, trade names, copyrights (and applications therefor), inventions, discoveries, processes, know-how, scientific, technical, engineering and marketing data, formulae and techniques used or proposed to be used (as contemplated by the Plan and the Projections and subject to the assumptions set forth therein), in or necessary for the conduct of its business as now conducted or as proposed to be conducted (as contemplated by the Plan and the Projections and subject to the assumptions set forth therein) (collectively, "Intellectual Property").

                The CID Software (as defined in the Acquisition Agreement but including the complete source code listing on Exhibit A to Schedule 2.1(c) of the Acquisition Agreement) was

(i) authored solely by any one or more of the Managing Founders and/or other employees of Infoseek's Corporate Information Division while employed by Infoseek's Corporate Information Division in a capacity such that ownership of all intellectual property in the software has vested in Infoseek and/or (ii) acquired from contractors engaged by Infoseek under the control of Infoseek's Corporation Information Division under terms and conditions such that ownership of all intellectual property in the software acquired from such contractors has vested in Infoseek. The CID Software is not a derivative work (as defined in Title 17, United States Code) of any search engine software or other software that supports the Infoseek service or other products and services of Infoseek that remain with Infoseek after the Closing Date.

                Except as provided on Schedule 2.17, the Company has not received notice nor otherwise has reason to know of any conflict or alleged conflict with the rights of others pertaining to the Intellectual Property described in this Section 2.17. To the Company's best knowledge, the Company's business, as presently conducted and as proposed to be conducted, does not infringe upon or violate any patent rights or trade secrets of others. To the Company's best knowledge, the Company has the unrestricted right to use, free and clear of any rights or claims of others, all trade secrets, processes, customer lists and other rights incident to its business as now conducted or as proposed to be conducted.

                To the best of the Company's knowledge, Infoseek has not leased, licensed, mortgaged, pledged, created any security interests in or encumbrances on, or otherwise transferred any rights to own or use any of the Intellectual Property (as defined in the Acquisition Agreement) (each, an "Encumbrance") other than (i) to the Company, (ii) to the Managing Founders, and (iii) to Wayfarer Communications, Inc. No actions creating an Encumbrance have been taken by (i) the Company, (ii) the Managing Founders or (iii) to the best of the Company's knowledge, any other employees or contractors of Infoseek's Corporation Information Division, or (iv) to the knowledge of the Company, Wayfarer Communications, Inc., or any third party who gained access to the Intellectual Property at Wayfarer Communications, Inc. To the knowledge of the Company there are no Encumbrances in existence as of the date hereof.

                Except as provided for on Schedule 2.17, the Company is not currently obligated or under any existing liability to make royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service names, trade names, copyrights, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or as proposed to be conducted (as contemplated by the Plan and the Projections and subject to the assumptions set forth therein), or otherwise. To the Company's best knowledge, no employee of the Company has violated any employment agreement or proprietary information agreement which he had with a previous employer or any patent policy of such employer, or is a party to or threatened by any litigation concerning any patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like.

                2.18.   Title to Tangible Assets

                The Company has good title to its properties and assets and good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have arisen in the ordinary course of business.

                2.19.   Sufficiency of Assets and Employees

                Upon the consummation of the transactions contemplated hereby, the Company will have (i) acquired good and marketable title or rights to use all assets, properties and facilities, (ii) retained such management and non-management employees, as are necessary to conduct the Company's business as now conducted or as proposed to be conducted (as contemplated by the Plan and the Projections and subject to the assumptions set forth therein).

                2.20.   Condition of Properties

                All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company's business as now conducted or proposed to be conducted (as contemplated by the Plan and the Projections and subject to the assumptions set forth therein) and conform in all material respects with all applicable ordinances, regulations and laws.

                2.21.   Insurance

                Schedule 2.21 sets forth a true and complete listing of the insurance policies the Company proposes to have in effect as of the Closing Date, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No notice of any refusal of coverage or threatened refusal of coverage of any of such policies has been received and such policies shall be in full force and effect as of the Closing Date. Except as set forth on
Schedule 2.21, the Company is not aware of any fact which would impair the ability of the Company to obtain such insurance on the coverage dates indicated.

                2.22.   Transactions with Related Parties

                Except as disclosed on Schedule 2.22, the Company is not a party to any agreement with any of the Company's directors, officers or stockholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, or (iv) purchases products or services from such Person. Except as set forth in Schedule 2.22, the Company does not employ as an employee or engage as a consultant any family member of any of the Company's directors, officers or stockholders. Other than the Shareholders Agreement and the Management Stock Subscription Agreements, to the best knowledge of the Company, there exist no agreements among stockholders of the Company to act in concert with respect to their voting or holding of Company securities.

                2.23.   Interest in Competitors

                Neither the Company nor any of its officers or, to the best of its knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently proposed to be conducted by the Company or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

                2.24.   Registration Rights

                Except as provided in the Shareholders Agreement, the Company will not, as of the Closing Date, be under any obligation to register any of its securities under the Securities Act.

                2.25.   Exchange Act Registration

                None of the Company's securities are registered, or required to be registered, under Section 12 of the Exchange Act.

                2.26.   Environmental Matters

                Notwithstanding anything to the contrary contained in this Agreement and in addition to the other representations and warranties contained herein:

                (a) The Company and its operations are in material compliance with all applicable laws, regulations and other requirements of governmental or regulatory authorities or duties under the common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, "Environmental Laws") and each have obtained and maintained in effect all licenses, permits and other authorizations or registrations (collectively, "Environmental Permits") required under all Environmental Laws and are in material compliance with all such Environmental Permits.

                (b) The Company has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any other Environmental Laws, nor has the Company received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any governmental agency with respect to any of its assets.

                (c) To the best knowledge of the Company, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law and collectively referred to herein as "Hazardous Materials") has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by the Company or any surface waters or groundwaters thereon or thereunder in violation of any Environmental Laws or that could subject the Company to liability under any Environmental Laws.

                (d) The Company does not own or operate, and has never owned or operated, aboveground or underground storage tanks.

                (e) With respect to any or all of the real properties leased by the Company, (1) there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties, and (2) there are no wetlands, as defined under any Environmental Law, located on any such properties.

                (f) None of the real properties leased by the Company (1) has been used or is now used by the Company for the generation, transportation, storage, handling, treatment or disposal of any Hazardous Materials (other than de minimis quantities of Hazardous Materials used in the normal course of the Company's business and in compliance with all applicable Environmental Laws), or
(2) is identified on a federal, state or local listing of sites which require or might require environmental cleanup.

                (g) To the best of the Company's knowledge, no condition exists on any of the real properties leased by the Company that upon the failure to act, the passage of time or the giving of notice would give rise to liability under any Environmental Law.

                (h) To the best of the Company's knowledge, there are no ongoing investigations or negotiations, pending or threatened administrative, judicial or regulatory proceedings, or consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Company, its operations or the real properties leased by the Company.

                (i) Neither the Company nor its operations is subject to reporting requirements under the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., or analogous state statutes and related regulations.

                2.27.   Private Offering

                Neither the Company nor anyone acting on its behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investors. Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares, or any part thereof, within the provisions of Section 5 of the Securities Act. Based upon the representations of the Investors set forth in
Section 3, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

                2.28.   Brokerage

                Except as set forth on Schedule 2.28, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or the Managing Founders and the Company and the Managing Founders, jointly and severally, agree to indemnify and hold the Investors harmless against any costs or damages incurred by the Company, the Investors or otherwise as a result of any such claim, including any claim set forth on Schedule 2.28. None of the proceeds of the sale of the Shares will be used to pay any such commissions or fees.

                2.29.   Illegal or Unauthorized Payments; Political
                        Contributions

                Neither the Company nor, to the best of its knowledge (after reasonable inquiry of its officers and directors), any of its officers, directors, employees, agents, other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law,
(a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

                2.30.   Material Facts

                This Agreement, the schedules furnished contemporaneously herewith, the documents set forth on Schedule 2.30 and the other agreements, documents or certificates furnished to the Investors on the Closing Date by or on behalf of the Company and/or the Managing Founders in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the Company and which has not been disclosed herein or otherwise by the Company to the Investors which may materially adversely affect the business, properties, prospects, assets or condition, financial or otherwise, of the Company.

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

                Each of the Investors severally represents and warrants to the Company as to itself as follows:

                (a) It is acquiring the Shares for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares, but subject, nevertheless, to any requirement of law that the disposition of the Investors' property shall at all times be within the Investors' control, and without prejudice to the Investors' right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

                (b) It has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

                (c) It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

                (d) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Investor and such Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

                (e) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

                (f) It is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

SECTION 4.       ADDITIONAL COVENANTS OF THE PARTIES

                4.1.    Resale of Securities

                (a) Each of the Investors severally covenants that it will not sell or otherwise transfer the Shares except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company and its counsel, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

                (b) The certificates evidencing the Shares will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

                "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company and its counsel, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

                "The securities evidenced hereby are subject to the terms of that certain Shareholders Agreement, dated as of December 11, 1997, by and among the Company and certain investors identified therein, including certain restrictions on transfer. A copy of this Agreement has been filed with the Secretary of the Company and is available upon request."

                4.2.    Covenants Pending Closing

                Pending the Closing the Company will not, without the Investors' prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly advise the Investors of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.

                4.3.    Further Assurance

                Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

                4.4.    Guarantees of Distribution Agreements

                Solely to the extent and in the manner set forth in this Section 4.4, Quantum Industrial Partners LDC ("QIP") hereby agrees to guarantee the payment obligations of the Company under (a) any internet or intranet distribution agreements entered into by the Company with a third party provider ("Distribution Agreements") or (b) any credit facility or other loan arrangement the proceeds of which will be used solely to make payments under a Distribution Agreement; provided, however, that (i) the aggregate amount for which QIP may be liable under any circumstances and under all of such guarantees taken together shall not exceed $3,000,000 whether or not such guarantees remain in force; (ii) the agreement of QIP to guarantee payments by the Company set forth in this
Section 4.4 is not made on a revolving basis; (iii) no such guarantee will (A) require performance of any kind by QIP at any time after November 30, 1999 or
(B) guarantee any payment obligation of the Company which is required to be made after November 30, 1999 and (iv) QIP shall not be required to execute or deliver, and shall have the absolute right to refuse to execute and deliver, any guarantee (x) which in the reasonable opinion of counsel to QIP (A) could have tax consequences which would be adverse to QIP or its Affiliates or (B) is unsatisfactory in form or substance, including, without limitation, the duration of the guarantee or the timing of the payments which are proposed to be guaranteed or (y) after November 30, 1999. The Company agrees to use its best efforts to structure any guarantees in the most favorable manner to QIP and to allow QIP to participate in any negotiations of such agreements.

SECTION 5.       INVESTORS' CLOSING CONDITIONS

                The obligation of the Investors to purchase and pay for the Shares on the Closing Date and on January 1, 1998, as provided in Section 1 hereof, shall be subject to the performance by the Company of its agreements to be performed hereunder prior to the Closing Date and to the satisfaction, prior to the Closing Date or concurrently with the Closing, of the following further conditions:

                5.1.    Representations and Warranties

                The representations and warranties the Managing Founders and the Company contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

                5.2.    Compliance with Agreement

                The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

                5.3.    Officer's Certificate

                The Investors shall have received a certificate, dated the Closing Date, signed by each of the President and the Chief Operating Officer of the Company, certifying that the conditions specified in the foregoing Sections
5.1 and 5.2 hereof have been fulfilled.

                5.4.    Netscape Agreement

                The Company shall have entered into an agreement with Netscape Communications Corporation satisfactory in form and substance to the Investors in their sole discretion.

                5.5.    Infoseek Agreements

                The Company and Infoseek shall have executed and delivered the Acquisition Agreement, the form of which is attached as Exhibit C hereto (the "Acquisition Agreement"), and the Ultraseek License Agreement, the Trademark License Agreement and the Distribution Agreement, the forms of which are attached as Exhibit D hereto (collectively, the "License Agreement"), and such agreements shall be in full force and effect.

                5.6.    Chief Financial Officer

                The Company shall have hired a Chief Financial Officer satisfactory to the Investors in their sole discretion or shall have taken such steps short of hiring a Chief Financial Officer as are acceptable to the Investors in their sole discretion.

                5.7.    Counsel's Opinion

                The Investors shall have received from the Company's counsel Fulbright & Jaworski L.L.P., an opinion, dated the Closing Date, substantially in the form of Exhibit E hereto.

                5.8.    Approval of Proceedings

                All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Investors and their special counsel, Wilkie Farr & Gallagher; and the Investors shall have received copies of all documents or other evidence which they and Wilkie Farr & Gallagher may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to the Investors and Wilkie Farr & Gallagher.

                5.9.    Injunction

                There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

                5.10.   Adverse Development

                There shall have been no developments in the business of the Company which in the opinion of the Investors would have a Material Adverse Effect.

                5.11.   Shareholders Agreement

                The Company and each of the other parties thereto shall have executed the Shareholders Agreement, the form of which is attached as Exhibit F hereto (the "Shareholders Agreement").

                5.12.   Election of Directors

                Two directors designated by the Investors shall have been elected to the Board of Directors of the Company, effective upon the Closing.

                5.13.   Employment Agreements

                The Company shall have entered into employment agreements (the "Employment Agreements") with each of the Managing Founders satisfactory in form and substance to the Investors in their sole discretion, and each of such Agreement shall be in full force and effect.

                5.14.   Management Stock Subscription Agreements

                The Company shall have entered into a Management Stock Subscription Agreement with each of the Managing Founders (each, a "Management Stock Subscription Agreement"), the forms of which are attached as Exhibit G hereto, and each of such Agreements shall be in full force and effect.

SECTION 6.       COMPANY CLOSING CONDITIONS

                The obligation of the Company to issue and deliver the Shares on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Investors of their agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

                6.1.    Representations and Warranties

                The representations and warranties of the Investors contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

                6.2.    Compliance with Agreement

                The Investors shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with it prior to or on the Closing Date.

                6.3.    Investors' Certificates

                The Company shall have received a certificate from each of the Investors, dated the Closing Date, signed by a duly authorized representative of such Investor, certifying that the conditions specified in the foregoing Sections 6.1 and 6.2 hereof have been fulfilled.

                6.4.    Infoseek Agreements

                The Company and Infoseek shall have executed and delivered the Acquisition Agreement and the License Agreement, and such agreements shall be in full force and effect.

                6.5.    Shareholders Agreement

                The Company and each of the other parties thereto shall have executed the Shareholders Agreement.

                6.6.    Injunction

                There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

SECTION 7.       DISPOSITION OF INVESTOR SHARES

                Promptly upon request by the Investors set forth in a notice delivered in accordance with Section 10.1 (the "Sale Notice"), which notice may be given at any time following the third anniversary of the Closing Date and prior to the completion of the initial public offering (an "IPO") of the Common Stock, or any security issued in exchange for or as replacement of the Common Stock, pursuant to a registration under the Securities Act, the Company shall use its best efforts to arrange for the sale of such number of Shares set forth in the Sale Notice (subject to the ability of the Company to elect the method set forth in clause (b) below, in which case all of the Shares then held by the Investors may be sold) upon one of the following methods, as determined at the sole option of the Company:

                (a) The Company will use its best efforts to cause the registration of the Shares under the Securities Act pursuant to an underwritten registration conducted in the manner set forth in Section 3 of the Shareholders Agreement (notwithstanding that the Company may not have received a demand for registration from any holder or that the IPO shall not have occurred); or

                (b) The Company will use its best efforts to arrange the private sale of the Company at a price not less than the Company's then current fair market value (as determined by a mutually acceptable top 10 investment bank of national reputation, or, if the parties are unable to agree on a single investment bank, then by an investment bank chosen by two such investment banks, one chosen by the Investors and the other by the Company); or

                (c) The Company will use its best efforts to arrange the private sale of the Shares at a price not less than the then current fair market value of the Shares (as determined by an investment bank selected as described in clause (b) above); or

                (d) The Company will repurchase the Shares from the Investors at their then current fair market value (as determined by an investment bank selected as described in clause (b) above).

                The Company shall bear all of the expenses incurred by the Company in compliance with this Section 7, including, without limitation, all fees and expenses of any investment bankers, all fees and expenses of counsel for the Company, fees and expenses of one counsel for all of the Investors, the expense of any audits or accounting services incident to, or in connection with, the sale of the Shares contemplated by this Section 7, and, in the case of a sale of Shares effected pursuant to clause (a) above, and without duplication, all Registration Expenses (as defined in the Shareholders Agreement). The Company shall use its best efforts to cause a sale of the Shares via one of the methods set forth in clauses (a) through (d) above (the "Methods") to be consummated within 180 days of the date (the "Notice Date") of the Sale Notice. If a sale of the Shares via one of the methods set forth in clauses (a) through
(d) above is not consummated within six months of the Notice Date, the Company shall use its best efforts to cause a sale to be consummated via one of the Methods (such Method to be determined by the Investors in their sole discretion) provided in clause (a), (b) or (c) within 12 months of the Notice Date and shall continue to use such best efforts until such a sale has been consummated. The Investors agree to cooperate in good faith with the Company in effecting any sale contemplated by this Section 7.

SECTION 8.       COVENANTS

                8.1.    Financial and Business Information

                From and after the date hereof, the Company shall deliver to each of the Investors so long as the Investors beneficially own, in the aggregate, securities representing at least 5% of the outstanding voting securities of the Company:

                (a) Monthly and Quarterly Statements - as soon as practicable, and in any event within 10 days after the close of each month of each fiscal year of the Company in the case of monthly statements and 30 days after the close of each of the first three fiscal quarters of each fiscal year of the Company in the case of quarterly statements, a consolidated balance sheet, statement of income and statement of cash flows of the Company and any subsidiaries as at the close of such month or quarter and covering operations for such month or quarter, as the case may be, and the portion of the Company's fiscal year ending on the last day of such month or quarter, all in reasonable detail and prepared in accordance with GAAP, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year. The Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (c) below.

                (b) Annual Statements - as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, duplicate copies of:

                (i) consolidated and consolidating balance sheets of the Company and any subsidiaries at the end of such year; and

                (ii) consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and any subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial position of the Company and any subsidiaries on a consolidated basis and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and the Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (c) below.

                (c) Business Plan; Projections - no later than 10 days prior to the commencement of each fiscal year of the Company, an annual business plan of the Company and projections of operating results, prepared on a monthly basis, and a three-year business plan of the Company and projections of operating results. Within 45 days of the close of each semi-annual fiscal period of the Company, the Company shall provide the Investors with an update of such monthly projections. Such business plans, projections and updates shall contain such substance and detail and shall be in such form as will be reasonably acceptable to the Investors.

                (d) Audit Reports - promptly upon receipt thereof, one copy of each other financial report and internal control letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company.

                (e) Other Reports - promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, of each financial statement, report, notice or proxy statement sent by the Company or any of its subsidiaries to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any subsidiary with, or received by such Person in connection therewith from, any domestic or foreign securities exchange, the SEC or any successor agency or any foreign regulatory authority performing functions similar to the SEC, of any press release issued by the Company or any subsidiary, and of any material of any nature whatsoever prepared by the SEC or any successor agency thereto or any state blue sky or securities law commission which relates to or affects in any way the Company or any subsidiary.

                (f) Progress Report - prior to each regularly scheduled meeting of the Board of Directors of the Company, a narrative report shall be delivered to each of the Investors describing the Company's activities since the date of the last such report, including a description of business development, operating results and marketing efforts.

                (g) Requested Information - with reasonable promptness, the Company shall furnish each of the Investors with such other data and information as from time to time may be reasonably requested.

                8.2.    Inspection

                As long as an Investor holds beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least five percent (5%) of the outstanding Common Stock, the Company shall permit such Investor, its nominee, assignee, and its representative to visit and inspect any of the properties of the Company, to examine all its books of account, records, reports and other papers not contractually required of, or reasonably determined by, the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Investor, its nominees, assignees and representatives the finances and affairs of the Company and any subsidiaries), all at such reasonable times and as often as may be reasonably requested.

                8.3.    Confidentiality

                As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation information furnished pursuant to Sections 8.1 and 8.2 hereof) as constitutes or contains confidential business, financial or other information of the Company, each of the Investors covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders, members, partners, limited partners and other authorized representatives; provided, however, that each Investor may disclose or deliver any information or other material disclosed to or received by it should such Investor be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. In the event of any termination of this Agreement prior to the Closing Date, each Investor shall return to the Company all confidential material previously furnished to such Investor or its officers, directors, partners, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 8.3, "due care" means at least the same level of care that such Investor would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

                8.4.    Conduct of Business and Maintenance of Existence

                The Company will continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business. The Company shall require all of its employees or consultants to enter into appropriate confidentiality agreements to protect confidential information relating to the Company and its business, including trade secrets, in a form satisfactory to the Investors.

                8.5.    Compliance with Laws

                The Company will comply in all material respects with all applicable laws, rules, regulations and orders except where the failure to comply would not have a material adverse effect on the business, properties, operations, prospects or financial condition of the Company.

                8.6.    Insurance

                The Company will maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size and credit standing engaged in similar business and owning similar properties, provided that such insurance is and remains available to the Company at commercially reasonable rates.

                8.7.    Keeping of Books

                The Company will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP.






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




                8.8.    Lost, etc. Certificates Evidencing Shares; Exchange

                Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares (or shares of Common Stock) owned by one of the Investors, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. Such Investor's agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 8.8. Upon surrender of any certificate representing any Shares (or shares of Common Stock) for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares or shares of Common Stock, as the case may be, represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such shares to the office of such Investor upon any exchange provided for in this Section 8.8.

                8.9.    Subrogation

                Without limiting any rights the Investors may have by operation of law or equity, the Company agrees, to the extent that any of the Investors guaranty the obligation of the Company under (i) that certain Term Loan Agreement (the "Loan Agreement"), dated as of the date hereof, between the Company and Bayerische Vereinsbank AG (the "Lender") or (ii) any other agreements of the Company, including, without limitation, the Netscape Agreement, and any Investor is obligated to perform on such a guaranty, such Investors shall be subrogated to the rights (x) in the case of a guaranty in respect of the Loan Agreement, of the Lender to receive payments or distributions of assets of the Company and (y) in all other cases, of the party for whose benefit the Investor guaranteed the obligations of the Company to receive payments or distribution of assets of the Company.

SECTION 9.       INTERPRETATION OF THIS AGREEMENT

                9.1.    Terms Defined

                As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

                Affiliate: means any Person or entity directly or indirectly controlling, controlled by or under common control with such Person or entity. In addition, a Person shall be deemed to be an Affiliate of an Investor if Soros Fund Management, L.L.C. or an Affiliate thereof has or exercises investment discretion on behalf of such Person.

                Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are not required or authorized to close.

                Closing: shall have the meaning set forth in Section l.l(a).

                Closing Date: shall have the meaning set forth in Section
1.1(a).

                Code: shall mean the Internal Revenue Code of 1986, as amended.

                Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

                GAAP:   shall have the meaning set forth in Section 2.7.

                Intellectual Property: shall have the meaning set forth in
Section 2.17.

                Knowledge of the Company: or words of similar import, shall mean the knowledge of the Company or any of the Managing Founders.

                Material Adverse Effect: shall have the meaning set forth in
Section 2.1.

                Person: shall mean an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

                SEC: shall mean the Securities and Exchange Commission.

                Securities Act: shall mean the Securities Act of 1933, as amended.

                Shareholders Agreement: shall have the meaning set forth in
Section 5.11.

                subsidiary: shall mean a corporation of which a Person owns, directly or indirectly, more than 50% of the securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).




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




                Taxes: shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and custom duties.

                Tax Returns: shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

                Transaction Documents: shall mean this Agreement and the Shareholders Agreement.

                9.2. Accounting Principles

                Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

                9.3.    Directly or Indirectly

                Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

                9.4.    Governing Law

                This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

                9.5.    Paragraph and Section Headings

                The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.





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




SECTION 10.      MISCELLANEOUS

                10.1.   Notices

                (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

                (i) if to the Investors, to c/o Soros Fund Management, 888 Seventh Avenue, Suite 3300, New York, New York 10106, marked for attention of Michael C. Neus, Esq., or at such other address as the Investors may have furnished the Company in writing, with a copy to:

                                Willkie Farr & Gallagher
                                One Citicorp Center
                                153 East 53rd Street
                                New York, New York 10022
                                Attn:      Christopher E. Manno, Esq.
                                Facsimile:        212-821-8111

               (ii) if to the Company or the Managing Founders, at 1199 North Fairfax Street, Suite 800, Alexandria, Virginia 22314, marked for the attention of David C. Hoppmann, or at such other address as it may have furnished in writing to the Investors, with a copy to:
                                Fulbright & Jaworski L.L.P.
                                Market Square
                                801 Pennsylvania Avenue, N.W.
                                Washington, D.C. 20004
                                Attn:      Steve Feldhaus, Esq.
                                Facsimile:        202-662-4643

                (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

                10.2.   Press Releases

                Except as required by law, neither the Investors, the Managing Founders nor the Company shall issue any press release or other information to the press or any other third party relating to this Agreement or the Investors' proposed investment in the Company without the prior written consent of each party hereto.





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




                10.3.   Expenses and Taxes.

                (a) The Company agrees to pay the fees and disbursements of Willkie Farr & Gallagher, special counsel for the Investors, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same, said payment to be made no later than 5 days after a bill for such fees and/or disbursements has been sent to the Company.

                (b) The Company will pay, and save and hold the Investors harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares or the shares of Common Stock issuable upon conversion of the Shares.

                10.4.   Reproduction of Documents

                This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the parties hereto on the Closing Date (except for certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the parties hereto by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any party may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                10.5.   Termination and Survival

                Unless the Closing has occurred prior thereto, this Agreement and, except as herein provided, all the rights of the parties hereto, shall terminate on January 7, 1998 (unless such date is extended by mutual written consent). Notwithstanding the foregoing, Section 8.3 hereof shall survive the termination of this Agreement. All warranties, representations, and covenants made by the Investors, the Managing Founders and the Company herein or in any certificate or other instrument delivered by one of the Investors or the Company under this Agreement shall be considered to have been relied upon by the Company or the Investors, as the case may be, and shall survive all deliveries to the Investors of the Shares, or payment to the Company for such Shares, regardless of any investigation made by the Company or an Investor, as the case may be, or on the Company's or an Investor's behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company or the Managing Founders, as the case may be, hereunder.

                10.6.   Successors and Assigns

                This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

                10.7.   Entire Agreement; Amendment and Waiver

                This Agreement and the agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the parties hereto.

                10.8.   Counterparts

                This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            BIZWATCH, INC.

                                            BY: /s/ DAVID C. HOPPMANN
                                               --------------------------------
                                            Name: DAVID C. HOPPMANN
                                            Title: PRESIDENT


                                            THE MANAGING FOUNDERS

                                             /s/ DAVID C. HOPPMANN
                                            --------------------------------
                                                    David C. Hoppmann

                                             /s/ JEFF MASSA
                                            --------------------------------
                                                           Jeff Massa


                                             /s/ PETER McKEE
                                            --------------------------------
                                                        Peter McKee

                                             /s/ CATHERINE MICHELA
                                            --------------------------------
                                                    Catherine Michela


                                            INVESTORS

                                            Quantum Industrial Partners LDC

                                            By: /s/ GARY GLADSTEIN
                                               -----------------------------
                                               Name:
                                               Title:

                                            /s/ DAVID GERSTENHABER
                                            --------------------------------
                                            David Gerstenhaber

                                            /s/ GARY GLADSTEIN
                                            --------------------------------
                                            Gary Gladstein

                                            /s/ STEWART PAPERIN
                                            --------------------------------
                                            Stewart Paperin

                                            /s/ DOUG REID
                                            --------------------------------
                                            Doug Reid

                                          Geosor Corporation

                                          By: /s/ GARY GLADSTEIN
                                             ----------------------------------
                                             Name: Gary Gladstein
                                             Title President





                                      -30-